NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 9, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 29, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between Interactive Data Corporation and Igloo Merger Corporation, a wholly-owned subsidiary of Hg Investors LLC, a newly formed Delaware limited liability company that is indirectly controlled by private investment funds affilliated with Silver Lake Technology Management, L.L.C. and Warburg Pincus LLC, which became effective on July 29, 2010, each outstanding share of Common Stock of Interactive Data Corporation was converted into $33.86 in cash, without interest, less any applicable withholding taxes per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 30, 2010.